Exhibit 99.1

STERLING FINANCIAL CORPORATION

Moderator: Marie Hirsch

February 13, 2006

11:00 am CT

Operator:	This is a transcription for Sterling Financial Corporation with Marie Hirsch, Monday, February 13, 2006 at 11:00 am Central Time. Confirmation Number 1717968.

Good day everyone, and welcome to Sterling Financial Corporation Investor Conference Call.

Today’s conference is being recorded for replay purposes. Each of you will be in a listen-only mode until the question and answer session.

Additionally, the replay is available at Sterling’s website www.sterlingsavingsbank.com immediately following the call.

I would now like to turn the call over to Dan Byrne, Executive Vice President and Chief Finance Officer.

And sir, you may begin.

Daniel Byrne:	Thank you and good morning and welcome.

Thank you for joining us to hear about our exciting merger announcement between Sterling Financial Corporation and Lynnwood Financial Group, Inc.

We plan to review the transaction summary document, which has been posted to our website and filed with the SEC this morning. We will touch on as many of the highlights as possible, but we also suggest that you access the document, if you have not done so already, for additional information we may not be covering during the conference call.

In just a moment, I will be introducing Sterling’s Chairman and CEO and other guests with us this morning. But first, you’re going to have to endure a somewhat longer than usual disclosure requirement because of the merger.

With that I’d ask Bill Zuppe, Chairman and CEO of Sterling Savings Bank to read that.

Bill?

William Zuppe:	Thank you, Dan.

Sterling intends to file with the Securities and Exchange Commission a registration statement on Form F4, and Lynnwood expects to mail a proxy statement/prospectus to its security holders, containing the information about the transaction.

Investors and security holders of Sterling and Lynnwood are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, Lynnwood and the proposed merger.

In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of Lynnwood, Sterling filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

Investors and security holders may obtain a free copy of the proxy statement prospectus and other relevant documents when they become available and other documents filed with the Securities and Exchange Commission at its website at www.sec.gov or on Sterling on its website at www.sterlingsavingsbank.com.

Additionally, these documents may also be obtained free of charge from Sterling by telephoning 509-227-5389.

Sterling, Lynnwood and their respective officers and directors may be deemed to be participants in the solicitation of properties from the security holders of Lynnwood with respect to the transactions contemplated by the proposed merger.

Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2005 annual meeting of shareholders filed with the Securities and Exchange Commission on March 25, 2005. A description of the interest of the directors and executive officers of Sterling and Lynnwood in the merger will be set forth in Lynnwood’s proxy statement/prospectus and other relevant documents filed with the Securities and Exchange Commission when they become available.

Forward-looking statements:

In today’s conference call, we’ll be discussing forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include but are not limited to statements about the benefits of the merger between Sterling and Lynnwood including future financial and reporting results, cost savings and enhancements to revenue and accretion to reported earnings that may be realized from the merger; Sterling and Lynnwood’s plans, objectives, expectations and intentions and other statements contained in this presentation that are not historical facts; and other statements identified by words such “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” or words with similar meaning generally intended to identify forward-looking statements.

These forward-looking statements are based upon the current beliefs and expectations of the management of Sterling and Lynnwood and are inherently subject to significant business, economic and competitive uncertainties and contingency, many of which are beyond our control.

In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements because of the numerous possible uncertainties.

The following factors among others could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: One, the businesses of Sterling and Lynnwood may not be combined successfully or such combination may take longer, be more difficult, time consuming, or costly to accomplish than expected; two, the expected growth opportunities or cost savings from the merger may not be fully realized or may take longer to realize than expected; three, operating costs, customer losses and business disruption following the merger including adverse effects on relationships with employees may be greater than expected; four, government approvals for the merger may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the merger; five, the shareholders of Lynnwood may fail to approve the merger; six, adverse governmental or regulatory policies may be enacted; seven, the interest rate environment may further compress margins and adversely affect net interest income; eight, results may be adversely affected by continued diversification of assets in adverse changes to credit quality; nine, competition from other financial services companies in Sterling’s and Lynnwood’ markets could adversely affect operations; and ten, an economic slowdown could adversely affect credit quality and loan origination.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in Sterling’s reports such as its annual reports in Form 10K, quarterly reports and Form 10Q, and current reports on Form 8K filed with the Securities and Exchange Commission and available on the SEC’s website at www.sec.gov.

Daniel Byrne:	Thanks, Bill. Boy, that was a mouthful.

I’m joined this morning from Mountlake Terrace, Washington, by Harold Gilkey, Chairman and CEO of Sterling Financial, and Charles Ainslie, President, Chairman and CEO of Lynnwood Financial Group.

Now I’m pleased to introduce to you Chairman and CEO of Sterling Financial Corporation, Harold Gilkey.

Harold Gilkey:	Thank you, Dan.

Good morning, everyone.

Let me again welcome you to today’s call. We are indeed very excited to share the news with you, as we have a real opportunity to advance our mortgage production and to increase our efficiency.

The combination of Lynnwood Financial with Sterling is expected to unlock significant value for our shareholders. From the onset, the value creation will come from both the ability to focus marketing investments on a regional recognized brand in order to increase loan originations in the first 12 months of the merged companies.

Secondly, a stronger overall financial platform will lead to deeper support of the existing branding within Golf’s key markets to drive revenue, share and volume growth.

And finally, the merger will create scale and balance sheet strength to allow Sterling to compete more effectively in an increasing, competitive, dynamic banking industry in the Pacific Northwest region.

We look forward to continue to demonstrate the compelling nature of this transaction, notably, its ability to create shareholder value on a sustained basis. I’m confident in our ability to achieve our goals for the new organization, and I’m excited to work with a strong management team that represents a balanced combination of talent from both organizations.

Throughout the progress that we’ve made in this process, we have been comfortable as well as impressed by the quality of Lynnwood and by its compatibility with our hometown helpful business philosophy.

The Lynnwood team is committed to continuation as a powerhouse of mortgage lending. We intend to operate Golf Savings Bank as a subsidiary of Sterling Financial Corporation and with its own board and leadership team.

The merger is expected to be accretive to earnings per share by approximately 4 cents or 2% during the first six months of operation. I’ll ask Dan to review the cost savings benefits that we expect to achieve, as well as the support functions, the improved efficiencies, and the increased alternate delivery channels for our financial products and services.

While this isn’t the largest acquisition Sterling has undertaken, it is certainly - it could be one of the more defining moments in the growth of our organization. This transaction is yet another turning point setting the stage for Sterling’s future growth and development.

With this merger as well as Sterling’s original planned growth for 2006, we now anticipate exceeding $8.5 billion in total assets, $5.5 billion in deposits, and over 6 billion in loan originations by the end of fiscal 2006.

This transaction not only changes the balance sheet, it changes the landscape of Sterling’s footprint in the Pacific Northwest. This merger highlights Sterling’s leadership and strength in community banking as well as mortgage lending in the West.

I’m very pleased to welcome the employees, the customers and shareholders of Lynnwood into the Sterling family. The merger with Lynnwood is a perfect fit for both companies.

In addition to the financial aspects, Sterling and Lynnwood match up very well across many dimensions. The opportunities from this merger are indeed a win-win for both companies.

I’d like to share with you the transaction rationale, which is on Slide 2 of the presentation, if you have it. I’d like to review the key points of the transaction before we get into the specifics.

Lynnwood’s strong financial performance makes the deal immediately accretive to earnings. The pricing of the transaction is reasonable at 6.9 times 2005 earnings.

We expect some modest savings by combining the operations and expect minimal disruptions during the integration. Dan will talk and outline the financial matrix in just a few minutes.

By combining these two robust origination engines we create a significant force in regional mortgage lending. This very unique combination gives Sterling a tremendous opportunity to take advantage of larger growth opportunities as we utilize the full economies of mortgage lending production with a capacity to increase mortgage lending production substantially.

This comes in a time when the general economic conditions in the region is increasing represented particularly the areas that Lynwood represents showing improvement in employment rates, houses continue to sell at a very quality rate and of course, with the recent Boeing contracts that’s expected to spur additional economic growth for the region.

Lynnwood’s existing lending office and bank delivery system expands Sterling’s delivery of products and services to new communities and new customers. It exhilarates Lynnwood’s community banking business plan while clearly changing the lending landscape for Sterling.

We believe that the transaction creates value for our shareholders and risks associated with the transaction are relatively low. We expect that Sterling’s experienced management team, which has successfully integrated 15 companies since 1983, will effect a smooth transition that will result in minimum disruption in the operation to both organizations.

Lynnwood has a strong close-knit executive management team that has worked together over five years. Charles Ainslie will remain with us in an - on direct consulting contract and will remain on the board of the Golf Savings.

And the executive management team has signed employment contracts with Sterling. And as I indicated earlier, I am very pleased to welcome the employees, customers and shareholders of Lynnwood to our family.

Probably one of the most valued elements in any bank merger is the loan portfolio. Lynnwood is characterized by excellent asset quality, another contributor to the low risk integration.

You may ask why Lynnwood Financial, Inc. Lynnwood has a successful business model in place. There will be no time spent “fixing things,” which is often the case after a merger.

This mortgage powerhouse originated $1.7 billion in the year 2005, which will greatly enhance Sterling’s already strong production. Two-thirds of Lynnwood’s originations in 2005 were purchase transactions and all of their production is retailed and not sourced from brokers.

Lynnwood has experienced double-digit earnings in asset growth and has an absolutely pristine credit volume. They have a margin of 5.64% and a substantial growth rate.

While reliant at this time on wholesale funding, the merger with Sterling provides immediate leverage because of Sterling’s lower liability cost. We do anticipate some changes in Lynnwood’s business operation following the merger, primarily the addition of Sterling product lines and delivery system to enhance their existing customer service capacities.

We also see an opportunity combined the permanent mortgage origination of Golf Savings Bank with Sterling’s Action Mortgage Company. The size of the combined entity will provide us several ways to improve profitability by taking advantage of our hedging opportunities and securitization of the loan production.

Additionally, we bring Golf’s proprietary G Works, mortgage lending software, to Action employees, enhancing their capabilities and potential.

Lynnwood’s deep-rooted, high-touch, team-oriented culture is driven by premier customer service. It merges well with Sterling’s hometown helpful culture.

As I mentioned before, the executive management team, with the exception of Charles Ainslie, will be continuing with their employment and are very enthusiastic about the opportunities that this partnership provides.

Initially, the transaction is not designed for cost-savings benefits. It does, however, have a multitude of opportunity for long-term cost savings, as we begin to generate larger credits and reduce the cost of funding.

I view this merger as an opportunity to increase revenue through increased production, more efficient use of our hedging program, and the opportunity to secure to us the residential permanent flow which has a productive efficiency written all over it.

We all know that there’s an old statement called “location, location, location.” In this case, Lynnwood’s existing lending offices and bank delivery system expands Sterling’s delivery of products and services to new communities within our footprint while expanding the landscape for Sterling’s lending activities. Lynnwood concentrates of lending offices combined with Sterling Savings Banks’ existing branch footprint will provide tremendous opportunities.

At this time, I’d like to ask Charles Ainslie, President, Chairman, and CEO of Lynnwood Financial to make a few comments.

Charles?

Charles Ainslie:	Thank you, Harold.

We’re extremely pleased to have the opportunity to become part of Sterling. Sterling’s size and array of products, technology, delivery system, lending capabilities, and understanding of the mortgage lending markets will allow all our loan officers and our bankers to save a broader segment of the market, opening doors to many opportunities we’ve just been unable to service in the past.

The merger with Sterling, Sterling will also provide a number of benefits to our existing customers. Probably the most important is Sterling’s capacities, which will provide our customers with an array of new products to meet their growing needs.

The combined strength of the two organizations provides fuel for Sterling to capitalize on the business and commercial opportunities.

Lynnwood shareholders are receiving a premium, the value of our stock price today and the currency of a company that we believe has significant investment merits going forward.

Myself and our entire team are looking forward to working with you Harold.

Harold Gilkey:	Thank you, Charles.

You ought to be congratulated on the group of management that you put together and it reflects in the performance of your company. And we at Sterling are looking forward to working with them and of course working with you.

Sterling has an excellent track record of success when it comes to acquisitions. With 15 acquisitions in the past 23 years and 5 since 1998, we found an excellent understanding of the integration process that Lynnwood in place has a solid foundation for growth. We expect Sterling to immediately begin garnering mortgage banking market share.

With a tremendous amount of opportunity in the Pacific Northwest, Sterling will be even more strategically positioned to capture these opportunities.

As I indicated earlier, this transaction is indeed a turning point in Sterling Savings Bank’s future. Sterling operations and lending support teams are positioned and ready to begin the integration.

At this time, I’d like to turn the call over to Dan Byrne for more detail on the merger agreement.

Dan?

Daniel Byrne:	Yeah. Thanks, Harold.

This transaction with an aggregate value of approximately $65.3 million, of which 1.5 million relates to the auction that we carried over, Sterling will pay fixed consideration of 1.8 million shares of Sterling common stock plus $15.75 million in cash. Lynnwood’s founder will receive 100% of the cash and a percentage of the shares.

Other Lynnwood shareholders will receive the remaining stock issue. A shareholder’s agreement is in place with the founder and two other executives, which will limit the number of shares to be sold over time.

Based upon our closing price of $26.70 of February 10, 2006, this equates to approximately $61.42 cents for each share of Lynnwood. Options to purchase Lynnwood common stock will be converted into options to purchase Sterling common stock. The transaction is structured to be tax deferred with the exception for the cash paid out.

Lynnwood, the holding company, will be merged into Sterling Financial Corporation and Lynnwood subsidiaries, Golf Savings Bank and Golf Escrow will be maintained as separate subsidiaries of Sterling Financial Corporation.

Charles Ainslie will remain on the board of Golf Savings Bank. Harold Gilkey will become the chairman of the board of Golf Savings Bank and Golf Escrow.

There is a walk-away provision in which Lynnwood will have the right to terminate the agreement at a specified determination date prior to closing, -if Sterling’s stock price has declined below $22.56 and additionally, Sterling’s stock price has underperformed an index of regional financial institutions by more than 15%.

However, Sterling can cure this termination right if Sterling would like to increase the merger consideration by the adjustment factor.

Deal protection is $2.5 million for a superior transaction in the form of a termination fee to be paid to Sterling if Lynnwood terminates the transaction to pursue another combination.

The Lynnwood founder has entered into a five-year consulting agreement and the Lynnwood executive team has entered into employment agreements.

Due diligence is completed and pending a two-thirds approval of non-founder shares of Lynnwood shareholders, regulatory approvals and the satisfaction of other customary closing conditions, we expect the deal to close in the third quarter of 2006.

Moving to Slide Number 7, Sterling’s projected earnings of $69.7 million reflects our guidance from the January 30, 2006, earnings release and conference call. I would point out that would be the midpoint.

The $3.8 million in earnings per Lynnwood are based upon Lynnwood’s internal forecast assuming we are able to close the merger early in the third quarter. It also assumes conversion and integration expenses of approximately $2.8 million incurred within the first six months of the merger.

Estimated cost savings net of taxes is approximately $500,000. The core deposit intangible expense will be approximately $500,000 in 2006. The additional cost of funding net of taxes is also expected to be approximately $500,000. We anticipate the increasing capital qualifying trust preferred securities of between $20 million and $25 million to bolster our capital ratios and allow for additional lending activities.

Post-merger, Sterling’s pro forma net income is $73.0 million and, which moves us to an EPS estimate of $2.02. The merger is expected to be accretive by the 4 cents or 2% in fiscal 2006.

For the first time - for the first 12 months, we expect earnings per share would be even better at $2.11 cents or accretive by 13 cents, which is 7% increase.

Please note that the earnings estimates provided in this commentary are based upon the midpoint of our earnings per share as I mentioned earlier, again, coming from the January 30, 2006, earnings release, which represented $1.98, that was based on an assumption of $35.2 million of fully diluted shares for Sterling during 2006.

Further, while we would be issuing $1.8 million - 1.8 million shares only half of this would be outstanding for the 2006 and as assumed into the earnings per share for 2006.

Therefore for 2006, we have assumed 36.1 million while for the full 12 months, the estimate is 37.0 million shares outstanding.

Moving to Slide 8; our total estimated pretax cost savings in 2005 is projected to be approximately $1.5 million. The first item shows the reduction of cost associated with compensation and benefits and this primarily relates to executive compensation on the retirement of Charles.

I would add that we do not expect to reduce the staff of Golf Savings Bank or Golf Escrow going forward except where a transition team identifies duplication that can be eliminated.

Other expenses representing cost savings associated with the elimination of certain marketing, legal, auditing and contracted services. Overall, we expect the cost savings of 4.3% of Lynnwood’s 2005 non-interest expenses and have confirmed this through our due diligence.

Estimated restructuring cost; I estimate to be $1.8 million.

Transaction costs related to the paying of advisors, lawyers, and the issuance cost for the proxy prospectus: conversion and integration costs are estimated to be $2.8 million. These include the conversion of data and item processing costs associated with converting over many customer accounts, and filing of final tax returns for Lynnwood.

Employee-related costs are estimated at $4.5 million and this primarily relate to the funding of initial payments to Mr. Ainslie, and executive management.

Sterling estimates pretax merger cost of approximately $9.1 million and on an after-tax basis, this represents $5.7 million or 8.8% of the aggregate deal value.

The summary pro forma financial impacts on Slide 10 show the key financial highlights with total assets of over $8 billion, total loans of $5.32 billion, and total deposits of $5.22 billion, market capitalization in excess of 983 million.

Capital ratios are expected to exceed the “Well Capitalized” levels for all companies.

These key financial highlights combined with a total of 141 financial service centers and 39 mortgage loan production offices firmly establishes Sterling as a leading regional community bank in the northwest.

While I do not plan to go through the Slides 11 to 15, I thought I would take a minute and give some additional guidance with respect to Lynnwood’s projected earnings with reference to Slides 14 and 15.

First, as Harold indicated, we believe we can generate additional synergies of between 25 and 40 basis points through the combined production of permanent residential loans and through the securitization and sale of these loans.

However, we have not attempted to quantify this nor have we built this into our financial projections.

I’m looking at Slide 14; the loan portfolio is expected to grow by approximately 9% to 11% overall with the construction portfolio increasing between 10% and 13% and the commercial term loans and other loans each increasing by approximately 7% to 9%.

Funding will come from deposits primarily by CD deposits, and they’re expected to increase at approximately the same rate as loans in the 9% to 11% range.

Other borrowings are expected to be flat and maybe slightly down depending on deposit growth.

Looking at Slide 15, we expect to see an increase in net interest income of between 8% and 11%, driven by the volume increase in earning assets. The net interest income is expected to be between 4.55 and 4.65 for 2006.

Lynnwood’s non-interest income consists of loan fees on permanent loans, fees on brokered loans, and escrow fees. With the slowdown in housing finance, we are expecting to see only a 1% to 2% increase in this category.

The gain on sale loans is also expected to slow to about 1% in 2006 compared to 2005.

We do expect to originate approximately 5,000 to 5,200 retail permanent loans in 2006.

Operating expenses are expected to increase by approximately 8% to 9% in 2006. This estimate assumes compensation and benefits increases of 1% to 3% and occupancy of 2% to 4%, and other expenses between 8% and 10%, which does include the conversion related expenses of $2.8 million.

The tax rate is assumed to be between 34% and 35% for 2006.

Now with that, I’ll turn it back to Harold.

Harold Gilkey:	Thank you, Dan.

In our January conference call, I indicated that given our accomplishments in the past few years, more is expected of us by our customers, by our shareholders, and most importantly by ourselves.

This commitment to constantly raising the bar is what will drive our performance going forward. And I must say we are eager to take on the opportunities of merger with Lynnwood.

In 2005, Sterling experienced success not only in maintaining strong financial performance, but also by positioning the company for growth in these core markets.

This merger reflects another step in extending our footprint, in expanding our lending capacity, and the extension of our core market. This merger further strengthens our leadership in the community banking in the Pacific Northwest.

Again, this is not one of the largest acquisitions Sterling has undertaken. And it continues as one of the more defining moments of the growth of our organization.

This transaction is yet another turning point setting the stage for Sterling’s future growth and development.

With this merger as well as Sterling’s originally planned growth in 2006, we anticipate exceeding $8.5 billion in total assets with deposits exceeding $5.5 billion and our loan origination to be north of $6 billion for fiscal 2006.

But most importantly, we are creating additional opportunities for our employees, our customers, and at the same time creating opportunities to increase shareholder value.

With that summary, I would like to open this call up for a question and answer session.

Laurie , please go ahead.

Operator:	Thank you.

At this time, if you would like to ask a question, please press star-1 on your touchtone phone. Your name will be announced prior to asking your question.

Again, at this time, if you would like to ask a question, please press star-1 on your touchtone phone.

Our first question is coming from Jim Bradshaw from D.A. Davidson.

And sir, your line is open.

James Bradshaw:	Thank you, good morning.

Man:	Jim.

James Bradshaw:	Couple of questions, mainly about the construction loan portfolio.

Could you talk about how concentrated it is, you know, how many builders the Golf folks are financing and, you know, and just give us an idea of spec versus pre-sold and custom and things like that in the portfolio?

Harold Gilkey:	Jim, we’ve got our extensive due diligence on that. But I’d like to have Charles give you a real view of the portfolio.

Charles?

Charles Ainslie:	Hello, Jim.

James Bradshaw:	Hi, Charlie. How are you?

Charles Ainslie:	Thank you.

We take a lot of pride here at Golf Savings Bank on the quality of the construction portfolio. We have been doing construction loans since the early 80s, and we’re presently financing about 150 different builders.

Since we started doing business in the early 80’s, we’ve never lost any principal. We’ve had probably half a handful of issues. I think we have the finest, stable group of builders in the Pacific Northwest; they all have liquidity, quality, financial statements, and great track records.

They are topnotch people in our community and with the connection now with the Sterling company, we’re going to be able to do business with some of those customers that are at the - our larger competitions because we just didn’t have the capital to make those kind of loans.

But we have an extraordinary staff and stable of builder clients at Golf Savings Bank and the portfolio spread around 150 different builder clients.

James Bradshaw:	Charles, how much of that is spec lending?

Charles Ainslie:

Well, almost of it is spec lending. We’ve got a wonderful mix that we do business in King County, an area I don’t think Sterling is in at all. And a lot of this is the zero lot line product, where builders would find an older house, tear it down, build four units. All of our builders have had great success in the last four of five years. We’ve got a wonderful opportunity there to be - we are the major player in King County in that type of product.

We have a very capable staff that’s done a lot of construction lending for a long time.

Harold Gilkey:

Jim, that’s an area that we have not been in, and I think it gives us a niche market that provides us a very good opportunity at King County. It also has some lending on mobile homes, which we do very little in.

James Bradshaw:	It sounds like maybe my next question is partly answered, but given Golf’s brand, I just wonder what your thoughts long term are on operating two separate brands.

Harold Gilkey:	Oh, I think the element here is, how do we deal with what I would call the permanent residential loan.

And our anticipation is to combine Action’s permanent residential with the Golf’s permanent residential.

And I think that it gives us an opportunity to do lots of good things through spreading the administrative costs of our hedging program, also gives us enough volume to do some securitization as we go forward.

On the construction side, we see the combination of that with Sterling’s construction to be an excellent development.

As far as using the Golf banking relationship, we anticipate the need for that bank structure to be primarily the finance flow of permanent residential loans but also to provide some, what I would call, normal bank process through that. So, keeping the two portfolios separate will give us opportunity to silo them in a way and create additional profitability.

James Bradshaw:

And Harold, will Golf continue - what’s the pricing - deposit pricing mechanism going to look like now Golf has been, you know, pretty aggressive on the deposit side, just wonder, you know, how that will change as the companies’ brands combined over the next couple of years?

Harold Gilkey:	Well, you can expect, Jim, that because we will move the construction lending to Sterling that our cost structure is a little lower than that.

James Bradshaw:	Uh-huh.

Harold Gilkey:	There will be less of a need for funding at the Golf entity.

So, we will be - the need for aggressive deposit gathering will not be in effect.

James Bradshaw:	And, Charlie, have you participated out many loans? Is there a lot of stuff you can recall?

Harold Gilkey:	Well, go ahead, Charlie.

Charles Ainslie:

We’ve had some credit lines with some of the larger banks to handle up at our holding company construction loans that we just didn’t have the capital to fund out at the bank. So obviously, we’re going to cancel those credit lines. And if we do participate out, for instance, in the next five months, if we get a loan that’s larger than our lending limit, we’ll, of course, participate that out to Sterling.

We’ve always been capital challenged, Jim, in the last several years. We’ve been somewhat restricted. I would guess we probably could have done another $150 million in loans last year if we had the appropriate capital.

One of the exciting prospects of joining Sterling is that we’ll be able to completely finance some of the finest builders in the Northwest, and we won’t see the Conrad Hansen at Citibank or the Frontier Banks taking part of our great customers. They’ll all be part of Sterling, and we won’t have to deal with that anymore. So it’s exciting for all of us here at the bank.

James Bradshaw:	Appreciate, that’s all for me. Congratulations, folks.

Harold Gilkey:	Thank you.

Charles Ainslie:	Thank you.

Operator:	Our next question comes from Mike McMahon from Sandler O’Neill & Partners.

Your line is open.

Mike McMahon:	Good morning gentlemen and congratulations on your deal.

Man:	Thank you.

Harold Gilkey:	Thank you.

Mike McMahon:

Can I ask a couple of questions. Can I assume that the permanent residential loan that Lynnwood has been doing has been sold on an unsecuritized loan basis? And the implications from your comment, is that they will be securitized going forward?

Harold Gilkey:	Well, let me - their delivery has been on the best efforts basis.

Mike McMahon:	Okay.

Harold Gilkey:

First all of, we’ve been - a Sterling or Action has been on a mandatory basis. delivery. And so, we’ve been able to use the - our ability to hedge that and increase our margin. So we think there are some basis points there to pick up on their production. And neither company has been in position to securitize the transactions. But a combination of their size will allow us to do certain securitizations. I would not suggest that the whole production would be able to be securitized.

Mike McMahon:	Okay. And if I did my math correctly, excluding purchase accounting adjustments, Dan, would the tangible equity to tangible asset ratio go from about 5.1 to 5.3?

Daniel Byrne:	It’ll go up in part because of the additional capital-qualifying trust preferreds that we’ll put in.

Mike McMahon:	Yes.

Daniel Byrne:	So yes.

Mike McMahon:	Okay.

Daniel Byrne:	It think it’s going to be a little bit higher than that, but that’s pretty close. *

[* Sterling's management has reviewed the answer to this question and has disclosed the following clarification:  Excluding any capital raising and including purchase accounting adjustments, using the December 31, 2005 balances Sterling expects that the pro forma tangible equity to tangible asset ratio would be approximately 4.9%.]

Mike McMahon:	And then last, is there a significant amount of escrow deposits at Golf?

Charles Ainslie:	There are significant deposits in the maybe 20-million category. It has been a wonderful way to help fund some of our activity here at Golf Savings Bank.

Mike McMahon:	Yes, I’m aware of how advantageous though with that funding is. So, that - those deposits from your escrow company are at the bank level, is that correct?

Charles Ainslie:	Yes sir.

Mike McMahon:	And probably - okay, that’s fine. Thank you very much.

Man:	Thank you, Mike.

Man:	You’re welcome.

Operator:	Our next question comes from Louis Feldman with Hoefer & Arnett.

Your line is open.

Louis Feldman:	Good morning.

Harold Gilkey:	How is it in Portland today?

Louis Feldman:	Raining.

Harold Gilkey:	Oh, I’m sorry.

Louis Feldman:	Bring your umbrella. No, it should be dry by this evening.

What - Harold, can you comment on what value you believe this software will add to Action Mortgage?

Harold Gilkey:

Well, essentially, what it does is it keeps track of a customer from application stage through and including some period of time past the closing. And the Number 1 element is it reduces the number of inputs and the number of follow-up questions.

So, they’ve developed an excellent program to keep track of a customer with one input function. And we find that to be significant in a need for us in our hedging brokerage.

Louis Feldman:	So you feel that this is a superior product to what Action has currently?

Harold Gilkey:	Absolutely.

Charles Ainslie:

And I think, just to add, that it’s going to help all of Sterling’s loan officers increase their production and become better lenders. It’s certainly going to add mildly to what happens here at Golf Savings Bank will all our loan officers.

And we’ve spent almost a year creating this at a cost of more than $1 million, and it will add to all of our abilities to recruit the very best loan people in the Pacific Northwest. It will give us an advantage over Countrywide, over all the large companies, and we’ll be able to bring in the top people in the Northwest to be a part of Golf Savings Bank’s mortgage arm.

Louis Feldman:	Okay.

To what extent in terms of your CDs - I know I’ve seen your name on some of the national charts. To what extent are you utilizing wholesale funding? And do you plan to continue that?

Harold Gilkey:	We do not plan to continue it. Well, remember that the major need for the funding is the construction lending.

Louis Feldman:	Uh-huh.

Harold Gilkey:

That will be done at Action and through Sterling because that gives us the lending authority and ability to attract larger and more diverse companies. So, we’ll be using Sterling’s financing mechanism. And Golf’s need for a national market will be less.

Daniel Byrne:

Yeah. And, Louis, I would just add to the comment that while we’re still getting our transition team together to kind of map out that transfer, it won’t happen immediately; it will happen a little bit over time. So it may take us through the end of 2006 to get it finalized.

Louis Feldman:	Okay. And then, Dan, given the higher margin, are you in a position where you feel you want to update your margin guidance for 2006?

Daniel Byrne:	Not at this time.

Louis Feldman:	Okay. Thank you, that’s it for me.

Daniel Byrne:	Okay.

Operator:	Our next question comes from Scott Carmel from Moors & Cabot.

Harold Gilkey:	Hi, Scott.

Scott Carmel:	Hey, good morning. The weather’s a little bit nice throughout in the Pacific Northwest than what we’re getting here in Boston.

Just a question on your guidance for Golf, looking forward on to ‘06, I know they did $1.7 billion in ‘05 originations, what kind of level of originations are you looking for in that guidance?

Daniel Byrne:	For 2006, it’ll be a little bit less than what they did in 2005 just given kind of the general slowdown that we’ve seen overall.

Scott Carmel:	And by a little bit, 10%, 20%, or...

Daniel Byrne:	Yeah, I think that’s about right.

Scott Carmel:	Okay. And then, in terms of gain on sale margin, what is Golf currently doing and what are you looking for out into the next year?

Charles Ainslie:	We’re actually doing better than Sterling. And so, it sounds like they have the right loan officers to maintain the margins going forward. So they’re in the 220 to 240 range in terms of basis points.

Harold Gilkey:

Scott, I would tell you that as far as production goes, Dan and I have taken a very conservative approach to that. I would not let the Golf production machine expect that they can do less and get paid more.

Scott Carmel:	Of course, not.

And then on that gain on sale margin that you called it, Dan, that’s gross. Would you have an idea of what the net amount is?

I understand that most of this production is retail generated, so.

Daniel Byrne:	Are you talking about net of our commissions?

Scott Carmel:	Yeah.

Daniel Byrne:	I don’t have it broken down, but we can get back to you on that.

Scott Carmel:	Okay.

And then in terms of the permanent one- to four-family production, do you have a sense of what’s the mix like in terms of the products that they’re generating? Is there any - I mean, what percentage is interest only mortgages or is there any option adjustable rate mortgages with option to fix the payments in there? Is it more 15-30 production?

Charles Ainslie:	Well, we’ve got Donn Costa, in our office with us today; he’s been running our mortgage operation.

Donn, can you speak to that?

Donn Costa:

Yeah, the breakdown is that - right now we do probably 70% of our loans are fixed-rate loans. Of that, probably about 40% is interest-only type of product. Now remember, all of these have been sold. You know, the adjustable rates, we do, you know, the other portion of it was probably again about 40% of it being done on the interest-only product.

There are some optional arms that we do, maybe 10% of our overall business. And those are all being sold on the secondary market, too.

Scott Carmel:	All right, great. Thank you.

And then it’s more of a high-level question in terms of the coming together of these two organizations. Could you tell us, you know, how that came about and if this was a negotiated deal or if there were any other bidders on the acquisition?

Harold Gilkey:

Well, Scott, I think it’s unique. When Bill Zuppe and I were in the process of beginning Sterling, we will go and start a bank and then start a mortgage company and fund the mortgage company with the bank deposits. Uniquely, at the same time, Charles started his operation as a peer mortgage company.

We, through acquisitions, became more of a bank generator. And our mortgage companies kind of became added to value. As time went on, it became apparent for Charles to provide a depository system, so they formed about five years ago Golf Savings Bank.

And so we’ve come at this with similar backgrounds, and that brought us together. We obviously have known each other from a company standpoint over the last 25 years. We were approached and felt that the mix and the relationship was excellent.

I’m sure that Golf done an appropriate evaluation for their company, and we were thrilled to have the relationship at the level that we are in.

Scott Carmel:	Great. Okay, that’s great. Thanks a lot, Harold.

Harold Gilkey:	Thank you.

Operator:	Our next question comes from Theodore Coveleff from Sky Capital.

Theodore Coveleff:

Yes. The numbers look good, but I’m just wondering about what appears to me to be somewhat of a change of business plan — getting back to mortgage originations as opposed to becoming more community bank-like. And I was wondering if you’d speak a little bit more to that?

Harold Gilkey:	Certainly. Let me give you the 30,000-foot level there.

Theodore Coveleff:	Okay.

Harold Gilkey:

We are spending a lot of time, money and effort in creating the commercial banking product within Sterling Savings Bank. And one of the ways to do that is segregate the mortgage production out of that banking area.

And I think by moving the mortgage production to the Golf Savings will allow that silo to operate independently, and it adds to the value because of the volumes increase and we utilize the same back office. So, you get some synergistic, you get the use of the - a hedging process, which allows for a little wider margin, and as you securitize, there should be some significant gains in the margin of that element.

So the strategy was to make our mortgage banking operation more efficient and effective and allow it to grow independently of the bank. At the same time, we’re aggressively approaching the commercial banking function within Sterling Savings Bank so that the growth will be primarily for balance sheet purposes within Sterling Savings Bank on what I would call traditional bank lending.

Charles Ainslie:

Just to add, the 150 builders and all of our loan officers and lenders here at Golf Savings Bank have great contacts here in the northern end of King County and in the Pacific Northwest. All have wanted to do more business with Golf Savings Bank. But since we just had the one retail banking office and we weren’t able to offer some of the other products that Sterling offers, we were just unable to satisfy all those customers. There were literally be hundreds, perhaps thousands of these folks in the other products that they have to offer our customer base.

So as we go down the line, I can see hundreds and thousands of our customers doing business with Sterling in other parts of the bank and products that we just can’t offer here at Golf Savings Bank.

All of our people are wonderfully connected in all of the communities. They’re all well-respected members of communities. They have great contacts that I think in the long term will add value to Sterling.

Operator:	We are waiting for your next question?

Operator:	Theodore, did that conclude your questions?

TheodoreCoveleff:	Yes, it does. Thank you.

Operator:	Our next question comes from Ben Jackson from American Banker.

Ben Jackson:	Hi, guys.

I was wondering if you guys could tell me what the price-to-book was on the transaction.

Harold Gilkey:	Dan will be right with us; he turns the page.

Ben Jackson:	Okay.

And then you said that part of the strategy behind this deal - part of the rationale behind it was to kind of, if I understood what you just said correctly, I just want to make sure, is that you’re sort of segregating out your mortgage? You’re going to drive most of your mortgage business through Golf now and through the Action Mortgage company?

Harold Gilkey:

Now the Action Mortgage Company will be primarily the residential construction arm of Sterling Financial and Sterling Savings Bank. And the permanent single-family residential loan will be driven through Golf Savings Bank, yes.

Ben Jackson:	Okay.

Daniel Byrne:	By the way, your previous question was 1.83.

Ben Jackson:	Eight-three.

Okay, great. Thank you very much.

Operator:	Our next question comes from Tim Ryan from OFI.

Tim Ryan:	Hi, guys. Good afternoon. I guess good morning out there.

Just two quick questions. First, thank you for the net interest margin disclosure for Golf. But can you just give like roughly what the asset-liability yields are?

Daniel Byrne:	They’re projected into next year to be in the range of about 925 to 935 overall. And cost of funds around 465 to 475.

Tim Ryan:	Okay, that’s great. Thank you.

And then just looking at the Appendix, the one with the historical income statement, the gain on sale, ‘04 to ‘05, went up about four times. Was that - was there a commencement - a commensurate increase in originations or was it a gain on sale, combination of the two?

Harold Gilkey:	There was a volume increase primarily, but there were some additional gain on sale.

Crosstalk

Charles Ainslie:	And add that to help drive that, there were some additions to staff to fuel that increase.

Tim Ryan:	Okay. So, I mean, is it fair to say then that in ’04 originations were probably closer to the, you know, $500-million, you know, or $600-million level?

Charles Ainslie:	Oh, I don’t think that’s fair to say. Donn, you’re right here, what were the originations in ’04 versus ’05?

Donn Costa;	In ’04, it’s approximately $800 million.

Charles Ainslie:	Eight hundred million in ’04. And ’05 was?

Donn Costa:	$1.2 billion.

Charles Ainslie:	$1.2 billion. That’s just residential. It doesn’t include the

Man:	Construction.

Charles Ainslie:	$500 million in construction loans that we originated or commercial lending.

Tim Ryan:	Okay. So, I guess I just want to understand then completely the significant increase from the gain on sale of 3.8 to the 15.9, the ’04 versus the ’05 if originations weren’t up as - by nearly as much?

Harold Gilkey:	They were up 50%.

Tim Ryan:	Okay, but the increase is 400%.

Harold Gilkey:	And they broadened the margin on the gain on sale.

Tim Ryan:	Okay. So the rest is the gain on sale?

Man:	Right, that’s correct.

Tim Ryan:	Okay, okay. Fair enough. Thanks very much.

Harold Gilkey:	Thank you.

Operator:	And before we take our next question, again as a reminder, if you’d like to ask a question, please press star-1 on your touchtone phone.

Our next question is coming from Louis Feldman with Hoefer & Arnett.

Louis Feldman:

Yeah. Looking at Golf’s webpage, it seems that though a lot of the CRE products are fixed. Is that something that you’re going to change or you’re going to continue, on the CRE side, lend with the - some of the longer-term - the, you know, five, seven, ten-year fixed products?

Harold Gilkey:

Louis, it’s a little early to respond correctly to that. We will use INTERVEST to work directly with the Golf people to determine the products and the mix in the development of a secondary market for their portfolio.

Remember that they’ve been able to generate this only for their own portfolio, and now we open up the secondary market for them.

William Zuppe:	Yeah. If I may interject, Louis — this is Bill Zuppe — we’ve had great success the last couple of years with INTERVEST in part because of the Peter Wong addition to open in other markets.

Far beyond the conduits, we are now representing a number of other institutional investors such as life insurance companies. So we - our expectation is this additional production capacity is going to give us more volume to sell profitably into the secondary market.

Harold Gilkey:	And I would also add that it’s only about 10% of the overall portfolio.

Louis Feldman:

Yeah, it’s relatively small given their breakdown. But yeah, just looking through it, it was all long, you know, it seemed to be longer-term fixed, which is not the place where you have stated you really wanted to be.

Harold Gilkey:

Also, we just initiated our commercial lending department perhaps just slightly over a year ago. I think we did $100 million in 12 months. We were just kind of getting started out, a couple of people that have probably an average 25 years experience — well, fees and banker guys that are very knowledgeable.

And I think the blend of what we’re doing commercially and what Sterling has will be a great fit going down the line.

Louis Feldman:	What - sir, what’s the average age of your bankers?

Harold Gilkey:	Well, the average age, on the commercial side?

Louis Feldman:	Yes.

Harold Gilkey:	We have two gentlemen in there. One is my age. He’s like 63 or 64. The other gentleman is maybe in his 40s - young 40s. And then too young, really smart kids that are in their late-20s.

Louis Feldman:	Okay, thank you.

Harold Gilkey:	Welcome.

Operator:	Okay, I’m showing no further questions at this time. I will turn the call back over to Harold Gilkey.

Harold Gilkey:	Thank you, Laurie.

I’d like to thank each of you for your participation in this call. We look forward to talking to you again at the end of the next quarter.

Sterling’s earnings release is scheduled for April 24, 2006, at 1:30 pm, and our conference call is scheduled the following morning at 8:00 am Pacific Time.

Please reference our website for the details of that call, which will be released earlier this month.

Thank you very much for your attention.

END